Exhibit 1.04

For More Information:

Investor Relations            Media Relations
Monish Bahl            Scot McLeod
CDC Corporation            CDC Software
678-259-8510 770-351-9600
MonishBahl@cdcsoftware.com ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation to Hold Third quarter Earnings Call on December 14, 2007 at 8:30 AM Eastern

BEIJING, ATLANTA, December 11, 2007 — CDC Corporation (NASDAQ: CHINA) a leading Global Enterprise Software and New Media Company, will hold a conference call to discuss the company’s third quarter earnings and operating results on Friday December 14th, 2007, at 8:30 am EST. An earnings release will precede the call, posting to the wires before the market opens on December 14th.

Conference Call
To listen, call the access number a few minutes before the scheduled start time of the call.
Date: Friday, December 14th, 2007
Time: 8:30 am EST
USA and CANADA Toll Free Number: +1 888 603 6873
US Toll Number: +1 973 582 2706
The conference ID number is # 9436372 and the call leader is Mr. Monish Bahl.

Webcast Link:
Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.
For those unable to call in, a digital instant replay will be available after the call until December 28, 2007.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.